Annual Report

Cover Page

Name of issuer:

Industry Water Filtration, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: WY

Date of organization: 1/27/2017

Physical address of issuer:

2780 South Jones Blvd.
Las Vegas NV 89146

Website of issuer:

http://www.iwfsaveswater.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

1

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$0.00	$0.00
Cash & Cash Equivalents:	$41,714.10	$0.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$0.00	$0.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	$0.00	$0.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Industry Water Filtration, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Richard F. Yanda, Ph.D.	Manufacturing	Industry Water Filtration, Inc.	2017
Mark J. Stephenson	Contaminant Detection	Hydro Virga	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Paul Rygaard	VP of Engineering	2010
Richard F. Yanda, Ph.D.	President	2017
Ray Medeiros	Executive VP	2014
Mark J. Stephenson	CEO	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Richard F. Yanda, Ph.D.	7116590.0 Common Stock	37.75

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Entrenched legacy competition will require careful strategies to displace. Many competitors exist, all using some version of established "old-school" technology. The IWF innovation will have to be proven to customers through successful demonstrations in their own manufacturing lines.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Some customers do not account for their cost of water, such as when they have their own wells. That situation makes it more difficult to show financial advantage in purchase or lease of our tool.

Many producers and processors in the agricultural industry are very slow to adopt new technologies. The "old ways" can be difficult to displace. This may slow growth.

We have been unable to interest venture capitalists and angel investors in our company because of the slower growth experienced by a manufacturing firm. If we must go to the investor community in the future, the ability to continue to fund our work is unknown.

Each new application for the technology is a new challenge. Some markets will turn out to be unsuitable or we will be unable to beat the competition. This happened once with pre-filtration of irrigation water; the competition was able to satisfy the customer at a lower price than we required.

There is a limitation to our technology in that it cannot always reclaim all of the water. Some small amount must be used to flush out the waste solids. All of our competitors have the same problem and the solution is easy to build into the system. It is an important point to address in the sales process.

The company's IP is protected by a patent. The system is similar enough to existing technology that we will continue to file new patents as we improve the design, to protect against copycats. The advantage afforded by our technology is simple yet significant. The low cost of the tool, the simplicity of the mechanism and the extremely low maintenance are very advantageous.

Another patent issue is the current lack of international protection. We will immediately file the patents internationally upon obtaining more funding.

Ray Medeiros, the executive VP at IWF and VP of Marketing at his primary occupation FreedomLeaf in Las Vegas, is working part-time only and not full-time. Paul Rygaard, VP of Engineering at IWF, is also working part-time only.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	24,000,000	18,850,160	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

None

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
7/2018	Regulation Crowdfunding	SAFE	$56,926	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☐ Yes
☑ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Founded by people who are passionate about solving the water crisis, we've developed technology that will produce "reuse water" out of wastewater, allowing water to be used again and not dumped. Our cost-per-gallon to process water is the lowest in the industry because of our patented continuous processing innovation, which also greatly reduces the cost of wastewater disposal.

IWF wants to lead the way in water saving. The water crisis is very real and gets worse every year, as NASA has observed that most of the world's aquifers are threatening to run dry, some as early as 2050. We want to help the world overcome that very serious threat by seeking funding to begin manufacturing our patented design. Our hope is to find investors who want to invest in a company whose goal is to improve our environment as well as make a fair profit.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

Industry Water Filtration, Inc. was incorporated in the State of Wyoming in January 2017.

Since then, we have:

- Patent awarded October 2015 and new patents to increase markets are being written.

- Cost-per-gallon to process water with our technology is the lowest in the industry.

- Seven years of product development at potential customer sites.

- Independent Testing completed at Fresno State University's International Center for Water Technology.

- Hybrid systems developed that link IWF technology to water purification technology.

- Our engineering breakthrough processes up to 500,000 gallons of water per day with a tiny filter pore.

Historical Results of Operations

Our company was organized in January 2017 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $0 compared to the year ended December 31, 2017, when the Company had revenues of $0. Our gross margin was % in fiscal year 2018, compared to % in 2017.

- *Assets.* As of December 31, 2018, the Company had total assets of $0, including $41,714.10 in cash. As of December 31, 2017, the Company had $0 in total assets, including $0 in cash.

- *Net Income.* The Company has had net income of $0 and net income of $0 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

- *Liabilities.* The Company's liabilities totaled $0 for the fiscal year ended December 31, 2018 and $0 for the fiscal year ended December 31, 2017.

Liquidity & Capital Resources

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 6 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 6 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Industry Water Filtration, Inc. cash in hand is $41,714.10, as of December 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $136/month, for an average burn rate of $136 per month. Our intent is to be profitable in 6 months.

IWF has no revenue and no customers. We also have no debt, lines of credit or other encumbrances. We are constructing our first machine and have a potential customer waiting.

IWF can begin to do business. IWF will build several machines and demo or lease them to customers to begin the sales process. See Pro Forma.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

I, Richard F. Yanda, Ph.D., certify that:

(1) the financial statements of Industry Water Filtration, Inc. included in this Form are true and complete in all material respects

Richard F. Yanda, Ph.D.
Manufacturing

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.iwfsaveswater.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

Financials 1
Financials 2

Appendix D: Director & Officer Work History

Mark J. Stephenson
Paul Rygaard
Ray Medeiros
Richard F. Yanda, Ph.D.

Appendix E: Supporting Documents

IWF_Pro_Forma_Oct17_Rev2.xlsx

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INVEST IN INDUSTRY WATER FILTRATION, INC.

Reclaiming Wastewater Through Innovative Water Conservation Technology

116
investors

$54,471
raised of $50K-$100K goal

$100 min INVEST
by Wefunder Portal LLC

CLOSING IN 9 DAYS
Invest until 11:59pm EDT on Jun 30

Future Equity (SAFE)

$2.5M valuation cap | **10**% discount

A SAFE gives you the right to future shares in Industry Water Filtration, Inc. If you invest, you're betting the company will be worth more than $2.5M in the future.

EARLY BIRD BONUS: $2M valuation cap and 15% discount

Investors who fund up to the first $50K of this fundraise will invest in a SAFE with a $2M valuation cap and 15% discount.

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$500+	Sawyer Mini Water Filter
$1,000+	Ketadyne Vario Backcountry Series Microfilter
$5,000+	Ketadyne Camping Filter System

"Founded by people who are passionate about solving the water crisis, we've developed technology that will produce "reuse water" out of wastewater, allowing water to be used again and not dumped. Our cost-per-gallon to process water is the lowest in the industry because of our patented continuous processing innovation, which also greatly reduces the cost of wastewater disposal.



Richard Yanda
PRESIDENT, INDUSTRY WATER FILTRATION, INC.

OUR AMBITION

IWF wants to lead the way in water saving. The water crisis is very real and gets worse every year, as NASA has observed that most of the world's aquifers are threatening to run dry, some as early as 2050. We want to help the world overcome that very serious threat by seeking funding to begin manufacturing our patented design. Our hope is to find investors who want to invest in a company whose goal is to improve our environment as well as make a fair profit.

KEY FACTS

- Patent awarded October 2015 and new patents to increase markets are being written.
- Cost-per-gallon to process water with our technology is the lowest in the industry.
- Seven years of product development at potential customer sites.
- Independent Testing completed at Fresno State University's International Center for Water Technology.
- Hybrid systems developed that link IWF technology to water purification technology.
- Our engineering breakthrough processes up to 500,000 gallons of water per day with a tiny filter pore.

DOCUMENTS

- IWFPitchDeckRev8.pptx
- IMG_1225.jpg
- transcript.txt

industrywaterfiltration.com *from Las Vegas NV*

WATER · TECH · HARDWARE · AGRICULTURE · CLEAN-TECH · CLEAN TECH · SCIENCE · SUSTAINABILITY · SOCIAL IMPACT

Why I Like Industry Water Filtration, Inc.

> *When I first saw Rick's idea, I was impressed with its simple elegance and clever solution to an old engineering problem with water filtration. That is very satisfying to the engineer in me. But I was also drawn to the idea as an investor. It says a lot about someone who will persevere for nine years. Rick's incredible personal drive to accomplish this goal is admirable. Investing in IWF will help make a better world and hopefully contribute to every investor's financial growth.*



Bob Feist

FIRST INVESTOR IN IWF; EXPERIENCED INVESTOR AND ENGINEER

INVESTED THIS ROUND

Fixing a Global Problem

Every water treatment process begins with filtration, and our technology is an innovation in high volume water filtration. Our product will allow for the recovery of water that's currently wasted in huge volumes for reuse in many applications, and it can't come at a more necessary time -- aquifers are being pumped dry, and places like California and Argentina just experienced unparalleled droughts.





How Our Technology Works

We use stainless steel or polymeric screens with microscopic pore openings for microfiltration. Our product is also a chemical-free reducer of biological contaminants.



INPUT ENTERS
LIP
FILTER ROTATES TO FORCE LIQUID THROUGH SCREEN



Our Product Can Immediately Improve Produce Processing

Fruit and vegetable processing uses water to wash produce coming in from the field. Without fine filtration, this water is used and then dumped. Our technology filters well into the microfiltration range, reducing the turbidity of the water to meet government requirements, allowing the water to be used again in pre-wash. In California alone, there are 49 food processors using between 1-10 million gallons of washing water per day. If we sell to just half of these processors, we'll save 125 million gallons of water per day and generate $23 million in sales.


Current Practice
Issue: Wells are drying up and/or getting too salty
Fresh Water Well
Course screen filter
Holding Tank
Issue: To many organic solids getting into the biologic treatment pond
Settling tank/pond
Biologic treatment ponds


Proposed Solution
Fresh Water Well
Filtrate goes directly to the biologic treatment ponds
Waste Stream
IWF
Since waste flow is 80% reduced, much more of the solids will settle out.
??
Settling tank/pond
Biologic treatment ponds


Proposed reuse Solution
80% reduction in clean water and waste water
80% reduction in fresh water usage.
Fresh Water Well
Reuse Filtrate
IWF
Waste Stream
80% reduction in waste water generation
Since waste flow is 80% reduced, much more of the solids will settle out.
Settling tank/pond
Biologic treatment ponds


Possible set-up for multi-unit application
Additional units come on line as tank gets fuller
Filtrate goes directly to the biologic treatment ponds
IWF
IWF
Since waste flow is 80% reduced, much more of the solids will settle out.
Settling tank/pond
Biologic treatment ponds

Our Progress So Far

March 2009

Formation of Original Corporation

Wilson, Sonsini, Goodrich & Rosati form our corporation in Palo Alto, CA.

September 2009

Completion of First Prototype for Proof of Concept

2013

Prototype #4 Used by Cal State Fresno ICWT for Independent Testing

The tests were successful using 10 micron stainless filter screen.

2014

Control System Designed and Successfully Tested

Inexpensive system allows for control of all valves, pumps and full instrumentation.

October 2015

Completion of Product Development

We successfully test our 5 micron stainless filter screen at a pickle producer.

2016

Launch of Equity Crowdfunding

2018

Second Patent Filed

The next patent will enlarge the number of markets, cover improvements in the technology, and increase the protection of the technology.

2018

Target date to file patents internationally

The new patent will be filed internationally while the original patent filing will be expanded to cover all applicable countries

2018

Exhibit at the California League of Food Processors Annual Trade Show in Sacramento, CA

Most of the members of the CLFP are potential customers, so we try to maintain a membership.

2018

Exhibit at the World Agriculture Expo, Tulare, CA

This trade show is the largest of the year in California. It includes all types of agriculture equipment.

Let's Save Water Together

I was introduced to the water processing industry in 2008 at the early stage of the now well-known water crisis facing the world. High-tech fever was running wild in the area of water purification while leaving all the other aspects of water processing in the dark ages. Droughts and water shortages were becoming commonplace across the globe but recovery of wastewater was not high on the list of important needs.

I was sure that I could design an innovation that would utilize the most up-to-date products available and be a forward leap in saving water. As time went by, nineteen others saw the promise of my idea and joined the effort as investors. I was encouraged by the fact that everyone volunteered to invest. I never had to ask.

Over the past nine years, five prototypes have been built and the bugs worked out of the design. By the time the patent was granted, the final design was completed and proven.

Developing a manufacturing tool is a slow process. All of the funds that we could raise were used to complete the design. But that job is done and the patent is issued. Now is the time to begin manufacturing and selling.

The technology has been widely accepted and many companies have expressed an interest in using our tool. The low cost, low maintenance, and high production rate are an easy sell.

Join us in helping the world save water. We all feel that this investment is important for our own benefit as well as for others.

Sincerely,

Richard R. Yanda, Ph.D.

Meet the Founders



Richard Yanda

President

Inventor of IWF technology; Twenty-five years as an engineer in manufacturing; Inventor of innovations in chip manufacturing; Technical book author; Former researcher and Army officer



Raymond Medeiros

Executive VP

Ray has a career of forty-plus years starting new businesses. He works with Freedom Leaf as well as Industry Water Filtration. Inc.



Mark J Stevenson

Advisor

Mark is a professional startup CEO. He has worked with many startups in Silicon Valley and elsewhere. He was previously the water guru at Palo Alto Research Center, formerly Xerox PARC.



Paul T. Rygaard

Vice President, Engineering

Paul is a retired Director of Hewlett-Packard Corporation. He is also an astute electrical engineer and the designer of the IWF electronic control system.

Raised $54,471 From 116 Investors

Steve R Hyzny

Cybersecurity Professor, some small rehabbing, and looking for the investments that make men rich

Craig Vom Lehn

MBA, BS in Accounting, expert in Strategy and Financial Planning/Analysis. Family man and dividend investor in Gilbert, AZ

Jason Cheng

software engineer from Chicago

Cynthia Alcantara Limperis

Alex Harvey Kaufman

Commercial real estate, start up investment and a self taught cook attempting to make a traditional dish from every region of Spain, Italy and China

Nadim Qureshi

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What's new about what you're making? How is it different?

IWF: IWF fills a blank space in water treatment technology. By utilizing new microfiltration screens such as woven stainless steel that are incorporated into our patented back flush technology, we have discovered a way to save huge amounts of water.

For example, we replace old school, low-efficiency technology such as giant settling tanks and ponds as well as many components of expensive wastewater sewage systems composed of "dead-end" filters that have to be cleaned or replaced. We eliminate the wasted water that is flushed away after cleaning swimming pool sand filters. We easily recover and reuse most of the water used to pre-wash fruits and vegetables prior to food processing operations. The list of water saving opportunities is endless.

We continuously filter high volumes of water through pores as small as 2.5 microns. That performance equates to the removal of particulates well into the microfiltration range of particle sizes.

Our machine filters continuously, 24/7. We have eliminated the need to stop processing to clean the filters which greatly improves the efficiency of the tool.

One machine processes up to 500,000 gallons of water per day; the machine is five feet in diameter and six and a half feet tall. The systems are modular so it is easy to customize the installation size to meet customer needs.

IWF also makes a portable unit that is of a reduced size for special applications such as pumping out rainwater runoff tanks.

The first step in all water treatment systems is physical filtration. We partner with other technologies to produce hybrid systems for purification, desalination, excavation, water disposal systems and many other applications.

WF: What do you understand about your business that others don't get?

IWF: We explored the questions of, "What does the customer want and what does the customer need?" The potential customers were happy to tell us. We found an almost universal dissatisfaction with the existing technologies. Customers want affordable machinery that will run 24/7 without any need for operators or maintenance. Our patented technology was developed to exactly satisfy that need.

The water processing industry is much like all other heavy industry -- innovations that come from inside the industry tend to tweak existing technologies. True innovations, like that offered by IWF, often come from outside sources using ideas that are unfamiliar to industry insiders.

IWF offers a timely and critical innovation to the water treatment industry.

WF: How big is the market?

IWF: The market is almost unlimited in size because of all of the uses for the IWF technology. Here is a break-down of several industries that will be immediately targeted:

A. Food Processing, Canning

1. 331 Food Processors in California; avg. 660 million gallons per day during processing season.
2. IWF share of the market: 50% or 165 customers; saving 330 million gallons per day.
3. IWF will sell 660 machines totaling $63 million initially in CA.
4. 5195 food processors in the US; IWF will move out of CA in Phase II.

B. Aquaculture

1. Current IWF share is 1,000 machines in the US.
2. The market is $95 million.
3. Market expanding by 50% by 2021.

C. Swimming Pools

1. 14,400,000 Swimming pools in the U.S.
2. Three billion gallons of water wasted every year.
3. IWF share 384 machines, Model 300.
4. $25 million.

D. Excavation

1. 25,328 excavation contractors in U.S.
2. IWF share $1.6 billion.
3. Model 300 portable.

Many more markets exist and numbers are available upon request.

WF: Who are your competitors? How are you different?

IWF: The research efforts in water technology have been almost entirely devoted to purification. IWF is almost alone in pushing the boundaries of physical filtration.

Competitors who make filters focus mostly on much larger size particulates than IWF. We confine ourselves to microscopic filter pore sizes. We can do it because of our patented technology. The water technology markets we are after require very fine filtration.

There are several very experienced filter makers who have been in business for a long time. They all require elaborate back-flushing schemes with complex designs that require the interruption of processing to clean the filters. This weakness in their engineering multiplies their costs far beyond IWF's.

The most important competitor is legacy technology, the old-school settling tank. A settling tank is often dug in the ground near the point of use. These tanks are actually quite expensive to build and maintain and also take up a lot of space.

The worst thing about a settling tank is that it does a very poor job of removing particles. Suspended particles remain suspended while larger particles settle out very slowly. IWF rapidly removes particles that are much smaller than those that will settle out. IWF has a small 6'X6' footprint compared to a 1/8 to 1/4 acre settling tank.

The names of some competitors are listed in the attached PowerPoint Pitch Deck.

WF: What's your biggest risk? What keeps you up at night?

IWF: The biggest risk for IWF is the difficulty to gain acceptance in the industrial sector with a new, innovative technology. The customer does not have any familiarity with our technology and so is slow to develop trust.

Handling this resistance will be done by offering a trial period for new customers and the use of a lease-to-own program. The customer can put the IWF tool in their manufacturing line and see how well it will do its job. That is thought to be the best way to build confidence in the product. A generous warranty will also be offered.

WF: How will you make money?

IWF: IWF makes money by selling machines and leasing them. The large Model 200 sells for $95,000.00. The portable Model 300 sells for $65,000.00.

IWF has developed an effective supply chain and a sophisticated design over an eight year period. The low manufacturing cost and low overhead philosophy of the company yield high margins that will reward investors.

Details of the financials are in the Pro Forma.

WF: How do you acquire customers?

IWF: IWF will develop new customers through trade show exhibiting. Trade shows will produce well-qualified leads. IWF has exhibited at trade shows in the past.

Advertising in trade magazines will be used in a continuous manner. Developing some name recognition is always helpful.

Referrals is the best way to do business with industries such as agriculture and construction. This effort will be used widely.

WF: How did you get started?

IWF: We started out hoping to find a way to attack the water shortages that are becoming common all over the world. Early research into the industrial water processing industry revealed stagnant engineering designs. We knew we could do better.

The founders of IWF live in drought-prone California. We began to become worried about the worsening water shortage that affected everyone around us. Our food supply has been impacted along with water rationing in cities. The population in CA has more than doubled in thirty-five years and is still growing. But there is still the same amount of water available.

The water crisis exists all over the US and in large parts of the world. If we can have an impact, it will help everyone. It is a meaningful business to build.

Our patented invention fills a vital need and should be accepted all over the world. Making a profitable business to fill this need makes sense.

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Craig Vom Lehn Nov 30

Your pitch desk says the following: "In order to return to those companies that are interested in our technology, we need to have the funding to produce the final manufactured product..." Can't customers pay up front, or at least pay 50% up front to cover COGS? That's a very common payment arrangement for B2B.



Richard Yanda President FOUNDER Nov 30

I wish I could have utilized that approach, Craig. Manufacturing firms, expecially in the Ag industry (our first target industry), require proof of performance before they will do business. Our prototype machines were limited in capability because they are smaller than the finished design and could only prove concept. They did well, exactly as claimed, but we could not get to the point of sale without putting the finished machine on their site and letting it run for a while.

In my years in semiconductor equipment manufacturing, I do not know of a customer committing to a sale until the product machine was running his product, in his factory, for weeks or months.

This new online funding venue is advantageous to startups but it is slanted toward companies who already have a product in the marketplace. It takes years to develop a manufacturing tool, particularly in our case where the capabilities depart from existing products. I wish I could say to the customer, "Look at the XYZ product. Ours does better." But our product is quite unique, making it much harder to inspire confidence in the customer.

You have not seen me on Shark Tank for the above reason. We are a startup in the truest sense.

As you can see, I have resigned myself to using the "trial period", rental and "lease to own" approaches because of what I know about selling to industrial firms. It takes more capital but that is fine. Once the tool is in production the customer begins to rely upon the product and does not want to let it go.

Our dilemma is this: now that we spent all of the original investors money developing the product, we need more funding to actually produce it. Our first job is to manufacture as many machines as allowed by the budget and get them in customer's hands. The machine is then

likely to sell itself.

LIKE



Richard Yanda President FOUNDER Nov 30

I should add that we spent many months at several customer sites working out the bugs in the design. We can go back to those wonderful folks who helped us in the past and sell machines. I hoped that I could get early financial buy-in from a potential customer but I did not find the right one.

LIKE

Craig Vom Lehn Nov 30

Who is RTE Water? It looks like the patent is assigned to RTE Water. When we invest in IWF, do we also invest in RTE Water and we'll own the patent?



Richard Yanda President FOUNDER Nov 30

Good question, Craig. RTE Water was the original company organized in 2009. I assigned the patent to RTE. Then when the reorganization was completed early this year one stipulation in the agreement was reassigning the patent to Industry Water Filtration. The reorganization was a purchase of all the assets owned by RTE Water which included the patent. RTE Water is now out of business.

LIKE

MORE QUESTIONS

RISKS

1 Entrenched legacy competition will require careful strategies to displace. Many competitors exist, all using some version of established "old-school" technology. The IWF innovation will have to be proven to customers through successful demonstrations in their own manufacturing lines.

2 The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a

READ MORE RISKS

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, and more.

THE FUNDING PORTAL

Industry Water Filtration, Inc. is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$100 min

INVEST

Can I change my mind and get a refund?

How is Wefunder compensated?

Have another question?



INDUSTRY WATER FILTRATION, INC.

2018 Report

Dear investors,

2018 was a great year for Industry Water Filtration. We raised the money, thanks to your folks, that will allow us to actually begin doing business. We spent many hours developing a new build plan with our contractor. Our first machine is scheduled for delivery to a potential customer around May 1, 1019. Developing a new technology for the manufacturing industry is very time consuming. We have built five prototypes prior to our Equity CrowdFunding work. Lots of testing and working with potential customers is required. The successes of 2018 will allow us to make and sell machines in 2019. We are very excited about entering the marketplace with a revolutionary technology. Thank you all for joining us in this important water-saving effort.

We need your help!

As you are all aware, our technology for water filtration has many uses. Since a filtration step is the first step in most water processing activities there are sure to be lots of industries that we have not targeted yet. Please share with us your ideas for applications that will be improved by high volume processing through filter pores that are much smaller than those usually found in the marketplace. Our attention is being spent on food processing and aquaculture at the moment. Our technology significantly improves the water processing in those industries by removing smaller particles than the competition while still producing high volume throughput. If you can put us in contact with someone inside the industry that you suggest it would really put icing on the cake. We plan to build a number of demo and rental units that will allow us to introduce the technology to a variety of industries. Suggestions are welcome!

Sincerely,

Richard Yanda
President

Raymond Medeiros
Executive VP

Mark J Stevenson
Advisor

Paul T. Rygaard
Vice President, Engineering

Our Mission

IWF wants to lead the way in water saving. The water crisis is very real and gets worse every year, as NASA has observed that most of the world's aquifers are threatening to run dry, some as early as 2050. We want to help the world overcome that very serious threat by seeking funding to begin manufacturing our patented design. Our hope is to find investors who want to invest in a company whose goal is to improve our environment as well as make a fair profit.

See our full profile

How did we do this year?

Report Card

A-

The Good

IWF received funding through WeFunder in an Equity CrowdFunding effort that allows us to begin manufacturing.

We attracted several potential customers in a new target industry: aquaculture.

We progressed to the half-way point in completing our first machine to use for demonstrations.

The Bad

The time needed to raise the necessary funds to allow the company to begin doing business was longer than expected.

The time to develop the build plan was longer than our earlier experience with the same contractor.

It has been necessary to make some potential customers wait longer than expected for a working demo.

2018 At a Glance

January 1 to December 31



$0

Revenue



$0

Net Profit


IOU!

$0

Short Term Debt



$56,926

Raised in 2017



$41,714

Cash on Hand

We ❤ Our 113 Investors

Thank You For Believing In Us

Steve R Hyzny
Craig Vom Lehn
Jason Cheng
Alex Harvey Kaufman
Azaaf S K
Alexander Strange
Francesco Stefani
Herbert Pagan
Harold Albaugh
William Bahl
Donald Joshua
Husain Hanif Roussel
Evan J SEGAL
Raymond Wu
Yoav Getzler
Michael Demore
Chirag Patel
John S Gregg
Jeff Wilber
Michael Maher
Leonard Helbig
Tom Olofsson
Roger Sipe
Brian Manley
Glenda and Don Whyte
Bradford Hanson
Edgar Benjamin Cabrera
Tammy Asher
Jennifer Martin
Daniel H. C. Jeong
Cynthia Alcantara Limpe...
Nadim Qureshi
Joseph CHRISTY
Samuel Q DUQUE
Tracey Raditz
Ricardo Horta
Koushikinath Misra
Richard Tran
Kim Walton
Kelly Yanda Beard
Alex Bartram
Robert B Holder
Paul Varkey
Marsha Weisss
Cody Thornton
Khalid Al Shadfan
Billy Myles
Chester Sappington
Raymond Kopczyk
Devin Curry
Christopher Loren Jenks
Morris Gelman
Arthur Wayne Faulkner
Charlie Douglas
Hans Joachim Hoeltge
Mathias Obenauer III
Rob Miller
Robert H. Holder
Gloria Su
Steve Brady
Robert Jacques
Hoyoon Nam
Sandy Trout
Pamela West
Robin Snowdon
Brooke King
Yonasan Schwartz
Michael E Reininger
Scott Phelps
Gerald Rhoades
Peter V Scatrna
Dimitry Snezhkov
Taylor Robb-McCord
Susan Parker
Megan Last
Randall Lieberman
Pavel Jirousek
Kerry Jacques
John Gaczewski
Peter Andrews
H. Wyatt Hanna, III
Patrick Whitted
Jesus Aguilar
William Bogle
Kenneth DePaul

Valerie Borden
Eric Steinlicht
Joe Melchionda
Richard A. Frye
Brandon Massaro
Aric Boger
John Carruth
Cindy Li
Chris Ryan Williams
Chris Keenan
Jeff Webb
Frank Svejcar
Connor Whitman
James Kotora
Heidi Buhrman
Michael DeLaMater
Saleh Osman
Gentry Lynn Fugate
Joe Biglin
Jason Noble
Nick Perreault
Kullar Kuningas
Mick Hall
Bruce Zakee Rasheed
Dennis Morier
Tobias Joachim Hoeltge
Andrea Johanna Hensler
Devon Khan

Thank You!

From the Industry Water Filtration, Inc. Team



Richard Yanda
President



Raymond Medeiros
Executive VP



Mark J Stevenson
Advisor



Paul T. Rygaard
Vice President, Engineering

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Richard F. Yanda, Ph.D.	Manufacturing @ Industry Water Filtration, Inc.	2017
Mark J. Stephenson	Contaminant Detection @ Hydro Virga	2017

Officers

OFFICER	TITLE	JOINED
Paul Rygaard	VP of Engineering	2010
Richard F. Yanda, Ph.D.	President	2017
Ray Medeiros	Executive VP	2014
Mark J. Stephenson	CEO	2017

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Richard F. Yanda, Ph.D.	7,116,590 Common Stock	37.8%

Past Equity Fundraises

None.

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Stock	24,000,000	18,850,160	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

Ray Medeiros, the executive VP at IWF and VP of Marketing at his primary occupation FreedomLeaf in Las Vegas, is working part-time only and not full-time. Paul Rygaard, VP of Engineering at IWF, is also working part-time only.

The company's IP is protected by a patent. The system is similar enough to existing technology that we will continue to file new patents as we improve the design, to protect against copycats. The advantage afforded by our technology is simple yet significant. The low cost of the tool, the simplicity of the mechanism and the extremely low maintenance are very advantageous.

Another patent issue is the current lack of international protection. We will immediately file the patents internationally upon obtaining more funding.

There is a limitation to our technology in that it cannot always reclaim all of the water. Some small amount must be used to flush out the waste solids. All of our competitors have the same problem and the solution is easy to build into the system. It is an important point to address in the sales process.

Each new application for the technology is a new challenge. Some markets will turn out to be unsuitable or we will be unable to beat the competition. This happened once with pre-filtration of irrigation water; the competition was able to satisfy the customer at a lower price than we required.

We have been unable to interest venture capitalists and angel investors in our company because of the slower growth experienced by a manufacturing firm. If we must go to the investor community in the future, the ability to continue to fund our work is unknown.

Many producers and processors in the agricultural industry are very slow to adopt new technologies. The "old ways" can be difficult to displace. This may slow growth.

Some customers do not account for their cost of water, such as when they have their own wells. That situation makes it more difficult to show financial advantage in purchase or lease of our tool.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Entrenched legacy competition will require careful strategies to displace. Many competitors exist, all using some version of established "old-school" technology. The IWF innovation will have to be proven to customers through successful demonstrations in their own manufacturing lines.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, the shareholders may change the terms of the articles of incorporation for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;

- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

Industry Water Filtration, Inc.

- Wyoming Corporation
- Organized January 2017
- 1 employees

2780 South Jones Blvd.
Las Vegas NV 89146

http://www.iwfsaveswater.com

Business Description

Refer to the Industry Water Filtration, Inc. profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Industry Water Filtration, Inc. is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

Say Hello

Questions? Ideas? Love Letters?

Say something nice....

SUBMIT COMMENT


You're pretty neat.

You're the first one here!
Early people don't usually get a prize, so here's a love letter from us.



Paul T. Rygaard

Senior SW Development executive and leader.

Industrial Turbidity Solutions. A water reclamation technology startup. • University of Misso…

San Francisco Bay Area • 500+

Send InMail

I am a passionate, technology-minded, senior level SW development executive that knows how to organize and motivate teams to get innovative products released to the customer. I am fascinated by technology and I thrive in a challenging environment that allows for enhancements, creativity and change. I have a broad set of skills and success in client & mobile application development, system integration, international team management, partner management and organizational development. I surround myself with diverse, innovative, and talented people with the ability to tackle the most challenging situations and deliver solutions. Being a people-oriented manager, I foster an environment of trust and openness in order to build teams that work well and can quickly address both opportunities and issues. I help individuals grow and succeed while also driving team success.

• Led teams of 40+ over multiple projects and budgets of up to $3M in program dollars.
• Committed to delivering high-quality products within strict budget and deadlines.
• Knowledgeable technical expert with a pragmatic approach to leadership.
• Dedicated leader with experience working with global teams in both China and India as well as US-based developers.
• Motivate teams to achieve outstanding results and build loyalty and trust among key stakeholders.
• Known for a commitment to product innovation and Agile development.
• Experienced at development of client applications for cloud services.

Specialties:
• Team Leadership
• Software Development
• Mobile Applications for Cloud Computing
• Multimillion Dollar Budgets
• Agile Development
• Usability Design
• Worldwide Teams
• Strategic Planning
• Program Management
• Restructuring Initiatives
• Hardware Engineering
• Managing Technical relationships with partners

See less

Experience

Senior Managment Consultant
Industrial Turbidity Solutions. A water reclamation technology startup.
Nov 2014 – Present • 3 yrs 1 mo

Primary Role: Management Consultant:
* Coaching and training C-level management on how to transition from development/research mode to shipping product.
* Develop strategic and tactical plans for driving company forward.
* Prioritize projects and features to match strategic and tactical plans with available budget.

Secondary Role: Engineering Management Consultant.
* Leading company efforts to develop 2nd generation industrial control system to simplify and reduce cost by 70%

SW DIRECTOR, APPLICATIONS & SERVICES GROUP

Hewlett-Packard
2011 – 2014 • 3 yrs
Sunnyvale, CA

Experience Summary: Hewlett-Packard, Cupertino, CA

Managed a globally distributed Agile development team of 5 Project Managers and over 40 Engineers across India, China, and the U.S. Led the development of industry-leading hardware and software for both PC and Android platforms. Grew revenue and managed program budgets of up to $3M. Recruited high-performing developers. Prioritized projects and made key strategic decisions for the division. Drove continuous process improvement and improved usability.
• Led HP PC registration efforts, achieving an unprecedented 65% registration rate.
• Developed registration strategies worth up to $40M in support cost reduction and direct marketing revenue.
• Successfully revitalized and re-structured the Chinese Development Center.
• Built the worldwide HP Connected Photo line of software for Windows 8 and Android with an installed user base of well over 1 Million users. This software was integrated into the HP Snapfish photo printing cloud service.
• Built a business intelligence system that significantly improved the decision making process.
• Took over the HP Connected Drive Software for Windows and brought it to market.
• Managed collaboration with HP-Autonomy to deliver HP Connected Backup (A consumer cloud backup service).

Media (2)



HP Connected Photo - Android



HP connected Photo - Windows Modern

SW DIRECTOR, CONSUMER DESKTOPS

Hewlett-Packard
2005 – 2011 • 6 yrs

Built and lead the teams managing development or acquisition of all SW modules shipped on the HP Consumer Desktop PCs. Built tools and processes for the integration and deployment of the build images for all HP consumer desktop systems. Grew the business to the number one Consumer Desktop PC supplier in the world.
• Successfully delivered worldwide Consumer Desktop PC build images to manufacturing for 4 years without ever missing a retailer commitment.
• Revamped the consumer Desktop HP Factory image build tools resulting in innovations that were adopted throughout the company.
• Managed the organization's relationship with Microsoft to help ensure successful on-time release of Windows Vista, Windows 7 and Windows 8.1 based products.
• Delivered the award-winning TouchSmart All-In-One Platform two years before Windows 7 introduced touch.

Media (2)



HP TouchSmart infinit Scrolling Canvas with '3D' paralax background



The HP TouchsSmart 2 set the AIO category on fire

Project Manager
Hewlett Packard
2001 – 2005 • 4 yrs
Cupertino, CA

Beyond-the-Box Project Manager (2001- 2005)

• Built and led a team of engineers in the development, deployment and ongoing enhancement of a sophisticated Client server ISP offer presentation tool that presents customers with value added offerings world-wide

• Earned a team reputation of being extremely flexible and responsive while delivering components on time and with high quality.

• Partnered with IT on the specification, development and deployment of the IT back-end infrastructure for Easy Internet Signup and the Consumer Redirector service. This infrastructure has since been leveraged for use by many groups and functions within HP.

• Managed the collection, testing and deployment of partner software and marketing content for over 35 partners world-wide.

• Coordinated with Marketing and Business Development on the tactical and strategic planning of the value-added software business.

• Pioneered new component owner process and tool improvements that are now standard in the division.

• Worked with partner companies to maintain a tight technical relationship that complimented the corresponding business relationship.

• Implemented continuous process improvement and automation which resulted in significantly increasing scope of responsibility and deliverables without adding headcount.

Education

University of Missouri - Rolla
Bachelor's degree, Electrical and Electronics Engineering
Activities and Societies: Lambda Chi Alpha Fraternity Student Union

Lee's Summit High

Featured Skills & Endorsements

Leadership · 23 — Endorsed by **12 of Paul T.'s colleagues at Hewlett Packard Enterprise**

Software Develop… · 48 — Endorsed by **Mamoun Abu-Samaha, who is highly skilled at this**
Endorsed by **23 of Paul T.'s colleagues at Hewlett Packard Enterprise**

Agile Methodolog… · 46

Endorsed by **Kyle Yumen, who is highly skilled at this**

Endorsed by **24 of Paul T.'s colleagues at Hewlett Packard Enterprise**

See 36 more skills

Recommendations

Received (7) **Given (2)**



Richard F. Yanda, Ph.D.
President of Industry Water Filtration
January 15, 2015, Paul T. worked with Richard F. in the same group

Paul Rygaard is the comsumate professional manager. He is one of our investors and I have been fortunate to have his help with my startup company. Paul has vast knowledge of all aspects of project management and never misses any detail. His most impressive skill is keeping the effort on track and on time. It is reassuring to have his insight into the highest level of technical details regarding engineering for both software and electronics.



Randy Hewitt
Software Product Development Executive
October 22, 2014, Randy managed Paul T. directly

I have worked closely with Paul during the past 4 years as a peer and direct supervisor for the past 18 months. During that time Paul has been an important contributor to our organization as the Director of Software Engineering. In this role he was responsible for leading teams in US and China to deliver PC software products.
Paul has a passion for software development and has been very instrumental in the delivery of a number of important products. His passion can best be described as a will to win. He consistently drives himself and his teams to deliver more than they thought possible and not just to meet our goals but exceed them.
Paul has also been a clear voice withing the organization, often challenging the norms so that we constantly improve. There have been many times that Paul has been willing to take an unpopular of difficult stand on an issue that he truly believes in. This trait has been well respected by myself as well as his peers and most always has led to a deeper discussion on the topic resulting in important changes.
Paul is a very strong technical leader. He takes the time to dig in to new technologies to ensure he is able to adequately lead the team as well as position the technology to senior management. He leads the development teams from a position of knowledge and experience, but allows the technology owners the space to find their own success.
Paul's greatest attribute is people management. He works hard to ensure his people get the support they need, that our communications as a leadership team are open and honest and strives to build relationships, not acquaintances. He has always been able to find that balance between 'managing' and 'leading' to get the best results from his teams.
I have a lot of respect for Paul as a technical leader and have no doubt he will find success in any future endeavors.

View 5 more recommendations

Accomplishments

2 **Courses**
CSU -Chico & HP Core SW Engineering program • Core - SW Engineering program - Chico State

1 **Language**
Currently studying beginers Mandarin

1 **Project**
HP Touchsmar SW Suite

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Raymond Medeiros

Vice President of Freedom Leaf, Inc & Founder of Business Cares, Inc, a non-profit

Freedom Leaf, Inc • Kent State University

Las Vegas, Nevada • 500+

Mr. Medeiros works closely with the CEO to manage the initiatives of Freedom Leaf Inc. He is responsible to negotiate with potential acquisitions and those looking to join our incubator operations. He works with outside accountants and attorneys to be sure the Company is in compliance with SEC regulations. He is responsible for Investor and Public Relations activities.

Mr. Medeiros has focused successfully on investing in turnarounds of financially troubled companies as well as founding new companies. He has a Bachelor of Business Administration with a major in Marketing from Kent State University.

Mr. Medeiros has managed many facets of operating a successful business including operations, finance, human relations, sales & marketing in retail, manufacturing, hospitality, financial services, and online.

Ray was involved with a high technology consumer manufacturer, Runco International (www.runco.com), as a senior executive for nearly 8 years. Medeiros reported to & worked with the CEO to develop company strategy, managed IT, advised marketing vice president, and oversaw outside legal firms. In 2007, along with the CEO, he supervised the Investment Banking Company to negotiate with the public company that purchased Runco.

Medeiros founded a pioneer Internet Company, NewGate Internet, in 1992. It was one of the first companies to market on the Internet and effectively helped companies, such as the Gap and LEGO to use the Internet for branding. NewGate was recognized as an industry leader in paid search for online retailers. In 2006, it was sold to iCrossing (www.icrossing.com), owned by Hearst Corporation.

Additionally, Mr. Medeiros has worked with a number of non-profit organizations for the past 40 years as a volunteer and/or board member. In 2012, he founded a new non-profit called Business Cares to match nonprofits with businesses developing creative projects that benefit both organizations: raising funds for the nonprofit and goodwill for the business.

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Raymond's Articles & Activity

1,177 followers



Surround sound in your home without mess of wires

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So proud to serve on the ADL Board with distinguished leaders Jeff Joseph, Ed

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Experience

Board Member, Corporate Secretary, Executive VP of Business Development & Investor Relations
Freedom Leaf, Inc
Jun 2014 – Present • 3 yrs 6 mos
Nevada

Founder & President
Business Cares, Inc.
Jul 2012 – Present • 5 yrs 5 mos
4014 24th Street, Suite 337, San Francisco, CA 94114

We are in an embryonic stage. The idea for Business Cares and its mission was rolling around in my head since 2008. We incorporated in California July, 2012 and received IRS approval as a 501 (c) (3) non-profit in Feb 2013. Having done volunteer work for a number of non-profits with many types of missions since my younger career, I realized that I wanted to start a non-profit, but could not decide on which of the causes the mission should center around. Finally, since my background was so steeped in business and since I did have a deep concern for many causes, I decided that a natural thing would be to start one that will be of aid to a number of different non-profits with associated causes in conjunction with for-profit businesses.

Our mission is to act as a catalyst between independent and dissimilar organizations (non-profits & businesses) in our community to enable them to benefit from the efforts of each other.

We believe we can help our community thrive by creating cooperation between non-profit organizations and for-profit companies. Another way of expressing it is that we are a matchmaker between non-profits and businesses so the business can help a non-profit organization through a creative project to raise money for its mission and will at the same time be recognized in the community as a good neighbor for helping a non-profit.

We recognize that social sector organizations need to raise funds to carry out their missions. We also recognize that it is difficult for the businesses to help in either good and especially in tough economic times. Accordingly, we work to highlight the importance of our social sector organizations and to draw attention to the essential support that the business community is giving in order to encourage consumers to reward participating businesses with their patronage.

We believe that, working together, we can strengthen our social sector and business community -- it is our mission to bring both together to benefit us all.

Writer
Freedom Leaf, Inc.
2014 – Present • 3 yrs
Las Vegas, Nevada Area

Executive Vice President
Promoting Merchants, LLC
May 2009 – Jun 2014 • 5 yrs 2 mos

Advertising Agency that provides companies with opportunity to place advertisements in major media at prices that can be at substantially lower than rate card rates. Television, Cable, Major National Newspapers, Major Local Newspapers, Magazines, Radio both local stations and Satellite, and on Web Sites.

Executive Director
EECC -- Electronic Export Compliance Consortium
Dec 2010 – Oct 2012 • 1 yr 11 mos

New Professional Association to aid exporters of Intellectual Property understand, learn and develop IT solutions to meet the regulatory compliance issues of ITAR & EAR. EECC, LLC dba Electronic Exporters Compliance Consortium.

Education

Kent State University
Bachelor of Business Administration, Marketing
1966 – 1970

Kent State University, Kent, Ohio
Bachelor of Business Administration (B.B.A.) specialty Marketing & Advertising, Marketing and Advertising
1966 – 1970

Featured Skills & Endorsements

Entrepreneurship · 99+

Endorsed by **Clifford J Perry and 7 others who are highly skilled at this**

Endorsed by **10 of Raymond's colleagues at Runco International**

Strategy · 99

Endorsed by **Chris Wildfoerster and 1 other who is highly skilled at this**

Endorsed by **10 of Raymond's colleagues at Runco International**

Marketing · 98

Endorsed by **Clifford J Perry and 8 others who are highly skilled at this**

Endorsed by **11 of Raymond's colleagues at Runco International**

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Recommendations

Received (5) Given (16)

Mike Samaritano
Awesome Guy!
January 7, 2014, Raymond worked with Mike in the same group

Raymond Medeiros is an amazing individual. He is caring, supportive, creative, organized, very professional, and very knowledgeable. Mr. Medeiros is extremely passionate about his work and company and takes pride in making sure customers and employees are treated with respect. I have learned many important techniques from Mr Medeiros which, have come in handy, when it came to closing new business. I will always take what I have learned and share with other sales professionals to help them become more successful.

George Carter
Marketing Communications Consultant
November 15, 2013, Raymond worked with George in the same group

Raymond essentially was the brains behind this company which advised wealthy individuals and companies on how to diversify in the US and overseas. His extensive knowledge of marketing, coupled with his disarming interpersonal skills, enabled INEX to recruit and successfully advise a large and wide range of clients who enjoyed a very profitable relationship with the company, and, as a result, massively increased their profits.

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Accomplishments

1 **Project**
BatterUp AirRep System

Interests

Social Media for Nonprofit Organiz...
113,371 members

Tech Marketing Best Practices
1,049 members



Chester Elton
Author of "The Best Team Wins" & "All In,...
486,316 followers

Kent State University
160,078 followers



Jonah Berger
Wharton Professor and bestselling auth...
158,705 followers

Kent State University
7,056 members

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...

Richard F. Yanda, Ph.D.

President of Industry Water Filtration

Industry Water Filtration, Inc. • Rushmore University

San Jose, California • 109

Connect

Experience

President
Industry Water Filtration, Inc.
Jan 2017 – Present • 11 mos
Las Vegas, NV

Chairman and CEO
RTE Water, Inc.
Aug 2008 – Jun 2016 • 7 yrs 11 mos
San Jose, CA

Bought out by Industrial Turbidity Solutions, Inc.

Education

Rushmore University
Ph.D., Physics
2006 – 2009

Specializations:
Materials Science
Semiconductor Manufacturing
Public Understanding of Science - Adult Education

University of Denver
Physics Ph.D. candidate, Physics
1980 – 1982

Teaching and Research Assistant

University of Colorado
Bachelor of Arts (BA), Physics, Chemistry, Mathematics (Distributed Studies)
1977 – 1980
Activities and Societies: Teaching and Research Assistant

Volunteer Experience

Los Gatos Representative
Wastewater Treatment Plant Citizen's Committee
Jan 2008 – Sep 2011 • 3 yrs 9 mos
Environment

Featured Skills & Endorsements

Semiconductors · 19 — Endorsed by **Hung Nguyen, who is highly skilled at this**

Manufacturing · 18 — **T. Michael Brown and 17 connections** have given endorsements for this skill

Engineering Man... · 13 — **Claudia Hrusa Geller and 12 connections** have given endorsements for this skill

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Recommendations

Received (0) Given (4)

Paul T. Rygaard
Senior SW Development executive and leader.
January 15, 2015, Paul T. worked with Richard F. in the same group

Paul Rygaard is the comsumate professional manager. He is one of our investors and I have been fortunate to have his help with my startup company. Paul has vast knowledge of all aspects of project management and never misses any detail. His most impressive skill is keeping the effort on track and on time. It is reassuring to have his insight into the highest level of technical details regarding engineering for both software and electronics.

Claudia Hrusa Geller
Sr. Researcher at OTR Global
January 5, 2011, Richard F. worked with Claudia but at different companies

Claudia is highly competent, detail oriented and very articulate. She is comfortable with any scientific or high tech material and communicates these difficult topics clearly to the non-engineer. She impressed me in her role as applications engineer with her complete understanding of the product and in her ability to communicate very esoteric science concepts. Most importantly, she is very pleasant to work with and is socially adept. Her organizational and management skills are excellent.

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Accomplishments

1 **Patent**
Systems, Devices and Methods for High Volume Fluid Filtering

Interests

University of Denver
76,655 followers

University of Denver
87,588 followers

University of Colorado Colorado S...
43,596 followers

University of Colorado Colorado S...
40,270 followers

Wastewater screens, screenings h...
1,301 members


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